                                                                    EXHIBIT 99.3

                                       Q&A
                          AUDIENCE: NEWSEDGE EMPLOYEES

WHY IS THE THOMSON CORPORATION PURCHASING NEWSEDGE?
The acquisition underscores the Thomson commitment to provide the broadest and most powerful e-information solutions to the legal, regulatory, government, corporate, financial and other professional markets. NewsEdge is seen as a key to supporting the Thomson strategy of integrating its information and technology tools within the daily work processes of its customers. Its products will add a new dimension to existing Thomson Legal & Regulatory news and current awareness products, and will complement its core primary and secondary legal and regulatory products and services.

WHAT IS THE STRATEGIC SIGNIFICANCE OF THIS ACQUISITION? (WHERE DOES NEWSEDGE FIT IN?)
NewsEdge will help to strengthen the Thomson Legal & Regulatory position as a leading information solutions provider to legal, tax, accounting, government, corporate, financial and other professional markets. NewsEdge's strength in the corporate market will enhance Thomson Legal & Regulatory marketing efforts within this customer group. We expect that NewsEdge also will help to support and expand key relationships with customers, functional user groups and information provider partners.

WILL NEWSEDGE MAINTAIN ITS AUTONOMY?
NewsEdge will operate as a stand-alone business within the Thomson Legal & Regulatory market group, aligned with The Dialog Corporation. The core senior management team will remain with the company, and NewsEdge President and CEO Clifford Pollan will report to Dialog President and CEO Roy Martin.

TELL ME MORE ABOUT THOMSON, THOMSON LEGAL & REGULATORY AND DIALOG.
THE THOMSON CORPORATION (www.thomson.com), with 2000 revenues of approximately U.S.$6 billion, is a leading global e-information and solutions company in the business and professional marketplace. The corporation's common shares are listed on the Toronto and London stock exchanges. Thomson holds leading positions in the information sectors of the legal and regulatory, financial services, scientific, healthcare, education and corporate training markets on a global basis.

THOMSON LEGAL & REGULATORY (www.tlrg.com) provides e-information solutions to legal, tax, accounting, intellectual property, compliance and business professionals around the world. With 2000 revenues of US$2.6 billion and 17,000 employees, Thomson Legal & Regulatory has strong market positions in North America, Europe, Asia Pacific and Latin America. Thomson Legal & Regulatory is the largest market group within The Thomson Corporation.

DIALOG (www.dialog.com) is a worldwide leader in providing online-based information services to organizations seeking competitive advantages in such fields as business, science, engineering, finance and law. Its products and services, such as Dialog(R), Profound(R) and DataStar(TM), offer organizations the ability to precisely retrieve data from more than 6 billion pages of key information, accessible via the Internet or through delivery to enterprise intranets. For almost three decades, Dialog's brands have been known for their breadth and depth of content, precision searching and speed. Headquartered in Cary, N.C., U.S.A., with offices around the world, Dialog products are used by more than 100,000 professional researchers in more than 100 countries.

WHAT IS THE CULTURE LIKE AT THOMSON LEGAL & REGULATORY?
There are both individual company cultures and a corporate culture within Thomson Legal & Regulatory, and they co-exist quite well. Thomson Legal & Regulatory allows each market-driven organization to retain the unique culture that has enabled its success while developing an appreciation for Thomson Legal & Regulatory businesses and people. In the past Thomson Legal & Regulatory has enjoyed its greatest moments when companies have come together to share best practices and knowledge and leverage one another's strengths.

Overall, Thomson Legal & Regulatory believes you will find that the culture is similar to NewsEdge in that both organizations place a high priority on customers and brand development. Thomson Legal & Regulatory is increasingly collaborating across the organization to develop and deliver not just individual products, but tailored solutions that give Thomson Legal & Regulatory a real competitive advantage.

WHAT IS INVOLVED IN THE TRANSITION PROCESS?
Thomson has extensive experience acquiring and integrating new companies. For each acquisition, it sets up integration teams that work hard at the business unit and functional levels to ensure that these companies are rapidly and successfully integrated into the Thomson systems and organization. Our track record has been excellent.

You will find that the Thomson Legal & Regulatory market group is experienced and works very quickly during integrations to avoid a prolonged period of uncertainty for employees and to get the businesses moving forward together.

WILL NEWSEDGE HEADQUARTERS REMAIN IN BURLINGTON, MASS.?
Yes.

WILL THERE BE A REDUCTION IN WORK FORCE AT THE NEWSEDGE CORPORATION?
It would be premature to speak to this issue before we have a chance to really learn about the business, and the people supporting it, firsthand.We are making this acquisition in order to grow our Thomson Legal & Regulatory business. We will be integrating the businesses to achieve maximum value for our customers and the right environment for our people. Our objective is to sustain the quality and depth of both organizations.

We appreciate the talent that comes with the acquisition. We will keep you informed if and when there is a decision that affects you. The best we can all do to prepare for this major integration is to conduct business as usual, finish the year strongly and get 2002 off to a good start. The acquisition makes both companies stronger in many respects and will create more opportunities within each of our businesses to develop and deliver new products to best serve our customers.

HOW WILL THIS IMPACT NEWSEDGE EMPLOYEES?
We hope the impact will be positive. The new combined business is expected to have more support for faster growth and profitability and greater ability to compete. Individual employees will likely see the rewards of that growth, as well as enhanced benefits and career development. We will strive to be timely and honest in our communications. We have not yet explored how many overlapping efforts could lead to combining individual or department roles with other Thomson Legal & Regulatory businesses or organizations. However, there are areas where the potential of growth will mean more resources.

WILL MY BENEFITS AND COMPENSATION CHANGE?
In the near term, your compensation, insurance and 401K will remain the same. In the coming months, you will receive benefits information from The Thomson Corporation. Open enrollment is in the fall, and any changes in your benefits will begin next year.

HOW DOES THIS ACQUISITION AFFECT MY NEWSEDGE STOCK OPTIONS?
The company is being acquired at a per-share price of $2.30. All stock options will be cancelled upon completion of the transaction. Each employee holding outstanding options that are exercisable as of the closing of the transaction will be entitled to receive, in exchange for the cancellation of each option, an amount of cash equal to the excess of the $2.30 per-share price in the tender offer over the per-share exercise price of the option, multiplied by the number of shares of common stock underlying the option.

WHAT CHANGES WILL THERE BE IN MY DAY-TO-DAY WORK?
Upon completion of the transaction, questions about day-to-day operations, as well as any questions about stationery, forms, expense and purchasing procedures, etc., will be addressed by your supervisor or Human Resources manager.

WHAT DO I TELL CUSTOMERS?
Our goal for the combined business is to be the foremost provider of e-information solutions to the legal, compliance, tax, accounting, government, corporate, financial and other professional markets worldwide. While it may be tough to anticipate all of the detailed questions that customers may ask you, here are some things you CAN tell customers if they ask:

o Upon completion of the transaction, NewsEdge will enhance the Thomson position in legal, compliance, tax, accounting, government, corporate, financial and other professional markets. NewsEdge will be aligned with Dialog, as part of the Thomson Legal & Regulatory market group. This acquisition underscores the commitment by Thomson Legal & Regulatory to provide the broadest and most powerful e-information solutions to the market segments we serve.

o The merger is expected to provide convenient access to more products and services and new combinations of products and services that better meet our customers' needs.

o NewsEdge is seen as a key to supporting the Thomson strategy of integrating its information and technology tools into customers' work processes.

ARE DIALOG AND NEWSEDGE CURRENTLY SERVICING THE SAME CUSTOMERS? DO THE COMPANIES COMPETE?
Dialog and NewsEdge are actually very complementary. The companies share some of the same target markets, such as large companies and information-intensive organizations. But the principal services provided - NewsEdge's news and current awareness and Dialog's vast collection of essential information - are different. We expect customers to benefit from the combination. Also important to note is that NewsEdge delivers services to large numbers of knowledge workers' desktops, broadening the reach of Dialog's traditional market within the professional information marketplace.

NEWSEDGE HAS MANY CUSTOMERS IN THE FINANCIAL MARKETS AND DELIVERS SERVICES FROM THOMSON FINANCIAL, SUCH AS FIRST CALL AND DISCLOSURE. WHAT WILL HAPPEN TO THE NEWSEDGE FINANCIAL CUSTOMER BASE AND THE RELATIONSHIP WITH THOMSON FINANCIAL PARTNERS? The acquisition should not impact NewsEdge's relationship with any customer. Moving forward, there may be an opportunity to explore synergies or cross-selling opportunities with NewsEdge and other Thomson companies.

WHAT IF WE GET INQUIRIES FROM THE MEDIA?
Send all media requests directly and immediately to:
      David M. Scott
      NewsEdge Vice President, Marketing
      Phone:  781-229-3302
      Fax:    781-229-3030
      Email:  David.Scott@NewsEdge.com

THIS COMMUNICATION IS FOR INFORMATIONAL PURPOSES ONLY. IT DOES NOT CONSTITUTE AN OFFER TO PURCHASE SHARES OF NEWSEDGE OR A SOLICITATION/RECOMMENDATION STATEMENT UNDER THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION. WE URGE ALL INVESTORS AND SECURITY-HOLDERS OF NEWSEDGE TO READ THOMSON'S TENDER OFFER STATEMENT AND NEWSEDGE'S SOLICITATION/RECOMMENDATION STATEMENT WHEN THEY ARE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AS THEY BECOME AVAILABLE. THEY WILL CONTAIN IMPORTANT INFORMATION AND MAY BE OBTAINED FROM THE SECURITIES AND EXCHANGE COMMISSION FREE AT WWW.SEC.GOV.